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EXHIBIT 99.1

                                                                   GENEVA STEEL

Contact: Dennis Wanlass
Vice President and                    P.O. Box 2500
Chief Financial Officer               Provo, Utah 84603
Phone: (801) 227-9302                 Fax: (801) 227-9431



PRESS RELEASE

GENEVA STEEL SEEKS CHAPTER 11 PROTECTION

     VINEYARD, UTAH, FEBRUARY 1, 1999: Geneva Steel (NYSE & PSE: GNV) announced today that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for Utah, Central Division. The filing was made necessary by a lack of sufficient liquidity. The Company's operating results for fiscal 1998 and for the first fiscal quarter of 1999 were severely affected by, among other things, a dramatic surge in steel imports beginning in the Summer of 1998. As a result of record high levels of low-priced steel imports and the resultant deteriorating market conditions, the Company's overall price realization and shipments declined precipitously. Decreased liquidity made it impossible for the Company to service its debt and fund ongoing operations. The Company previously announced that it would not make the $9 million interest payment due January 15, 1999 under the terms of the Company's 9 1/2% Senior Notes due 2004. The Company will continue operations in Chapter 11.

     The Company is arranging for a debtor-in-possession credit facility secured by, among other things, accounts receivable; inventory; and property, plant and equipment. The credit facility is expected to be in the amount of $125 million with expanded borrowing availability as compared to its existing line of credit. The Company is currently seeking Bankruptcy Court approval to replace its existing line of credit with the new facility. With the expected additional liquidity, the Company will be in a strengthened position to continue serving customers and to pay post-petition vendors in the ordinary course.


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PAGE 2                                 GENEVA STEEL SEEKS CHAPTER 11 PROTECTION


     "The decision to seek Chapter 11 reorganization was made after a painstaking examination of the potential impact on all of Geneva's stakeholders. We at the Company believe that this action is truly in the best interests of the enterprise as a whole. Filing for Chapter 11 protection now eliminates months of uncertainty for all involved and allows us to continue to produce and ship steel without interruption to our customers. Although Chapter 11 is indeed strong medicine, we believe the result will be a much stronger and healthier Geneva Steel. Our goal is to emerge from Chapter 11 as a stronger, more financially viable company. We believe that our mill is capable of competing with anyone. With our balance sheet restructured, we expect that Geneva Steel will be producing steel for many years to come," said Joseph A. Cannon, chairman and chief executive officer.

     This press release may be deemed to contain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings. For example, such risks and uncertainties include obtaining the debtor-in-possession credit facility and Bankruptcy Court approval therefor, maintaining adequate liquidity to fund ongoing operations and the likely outcome and effect of the Chapter 11 proceeding.

     Geneva Steel is an integrated steel mill operating in Vineyard, Utah. The Company manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the western, central and southeastern United States.


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